FOR IMMEDIATE RELEASE
Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone : 617-301-7100	Phone : 617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX CONCENTRATES ON CORE STRENGTHS

-- Focuses Business Model on Technology Platform –

CAMBRIDGE, Mass. - November 20, 2008 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced a further restructuring, effective immediately, to focus on the core strength of the company: identifying novel product candidates based on unexpected biological synergies. This restructuring will include a planned further reduction of the Company’s Cambridge workforce by approximately 30 employees, bringing the total workforce reduction to approximately 65%. These measures should allow the company to operate without additional equity financing for at least four more years.

“Our technology is uniquely capable of delivering important insights into how multiple drugs interacting with multiple targets affect the complex biology of human disease,” commented Alexis Borisy, President and CEO of CombinatoRx. “We have shown that our high throughput combination screening technology is a very effective tool for defining clinical candidates with novel properties, and that the effects observed in vitro have also demonstrated clinical results.”

Refocusing the CombinatoRx Business Model Focusing efforts on core strengths

o	Identifying novel product candidates with unexpected biological synergies using our unique combination high throughput screening (cHTS) technology.

o	Securing valuable intellectual property rights on synergies of highly-targeted agents.

o	Discovering interesting new biology and mechanisms that can be accessed through new chemical entities (NCEs).

o	Remaining committed to our existing drug discovery collaborations in areas such as Duchenne Muscular Dystrophy, Cystic Fibrosis, Biodefense, etc.

o	Partnering at both the discovery and product development stage, as well as partnering existing product assets.

Current clinical and late preclinical product assets

o	Synavive™: analyses continue to suggest that Synavive may have commercial potential and we are engaged in multiple partnership conversations.

o	CRx-170: safety data from COMET-1 trial of Synavive reinforces potential value of CRx-170 in neuropathic/inflammatory pain.

o	CRx-401: an interim analysis on the first 50 subjects enrolled in the CRx-401 phase 2 clinical study in Type 2 diabetes indicates that the trial is unlikely to detect a treatment advantage of the CRx-401 combination of bezafibrate and diflunisal over bezafibrate alone. Enrollment in the trial is complete with approximately 110 subjects. A full analysis of the data, including genomic markers, will be available in 2009.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

o	CRx-197: a phase 2a	trial in subjects with plaque psoriasis is fully enrolled and should be completed by the end of the year with data available in Q1 2009.

o	CRx-191: has shown statistically significant combination vs. parts activity in a phase 2a clinical trial, and remains a candidate for potential out-licensing.

o	Multiple presentations of preclinical data for our B-cell malignancy programs at upcoming American Society of Hematology (ASH) annual meeting in December.

Financial Implications

o	Current cash reserves to fund operations without additional equity financing for at least four more years.

o	Approximately 55 employees will remain after the restructuring, focused primarily on research activities and partnering product assets.

o	Planning to consolidate Cambridge facility.

o	Ongoing operating cash burn reduced to between $5-10 million annually, providing financial viability and strategic flexibility.

o	Increasing 2008 restructuring charge to between $3.2 and $4.0 million, to be recognized in the fourth quarter of 2008.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. These candidates are generated through the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its expected business model and planned uses of capital, its drug discovery technology, its product candidates and their clinical or commercial potential, its partnering and business plans for its product candidates and technology platform and its financial condition, including anticipated charges, savings and cost reductions from its restructuring and its long-term cash position. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's inability to obtain new collaboration partners even when discussions may be ongoing or to otherwise obtain additional funding needed for further research and development of its product candidates, the Company’s inability to realize anticipated or further cost reductions following the restructuring, and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved. -end –

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com